                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
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                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             DLB OIL & GAS, INC.
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                (Name of Registrant as Specified in its Charter)


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
                              DLB OIL & GAS, INC.
                        1601 N.W. Expressway, Suite 700
                         Oklahoma City, Oklahoma 73118

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 21, 1997

To the Shareholders:

         The 1997 Annual Meeting of Shareholders (the "Annual Meeting") of DLB Oil & Gas, Inc. ("DLB" or the "Company") will be held on Wednesday, May 21, 1997, at 10:00 a.m., CT, on the 21st Floor, 1601 N.W. Expressway, Oklahoma City, Oklahoma, for the following purposes:

         (1) To elect six directors to serve until the 1998 Annual Meeting of Shareholders;

         (2) To approve an amendment to the Company's Omnibus Equity Compensation Plan increasing the number of Common Shares that may be subject to awards granted under such Plan from 325,000 to 650,000 shares;

         (3) To ratify the selection of KPMG Peat Marwick, LLP, as independent auditors of the Company for the year ending December 31, 1997; and

         (4) To transact such other business as may properly come before such meeting or any adjournment.

         The Board of Directors has fixed the close of business on April 2, 1997, as the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment.

         You are cordially invited to attend the Annual Meeting. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                            By Order of the Board of Directors

                                                  /s/ RONALD D. YOUTSEY

                                                    Ronald D. Youtsey
                                                        Secretary
April 8, 1997

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1997

        The Board of Directors and management of DLB Oil & Gas, Inc. ("DLB" or the "Company") is furnishing this Proxy Statement in connection with the solicitation of proxies for use at the Company's 1997 Annual Meeting of Shareholders. The Annual Meeting will be held on the 21st Floor, 1601 N.W. Expressway, Oklahoma City, Oklahoma, on Wednesday, May 21, 1997, at 10:00 a.m., CT. The accompanying Notice of Meeting states the Annual Meeting's purposes.

        This Proxy Statement, Notice of Meeting, and accompanying proxy card are first being mailed to shareholders on or about April 8, 1997.

GENERAL INFORMATION

        Only shareholders of record at the close of business on April 2, 1997, will be entitled to notice of and to vote the shares of the Company's common stock held by them on such date at the Annual Meeting or any adjournments. On April 2, 1997, the Company had 12,975,000 shares of its common stock outstanding and entitled to vote at the meeting.

        If the accompanying proxy card is properly signed, returned to the Company, and not revoked, the persons named as proxies will vote the proxy according to its instructions. Unless contrary instructions are given, the proxies will support the recommendations of the Board of Directors. Shareholders may revoke their unexercised proxies by giving the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. Shareholders may also revoke their proxies if they attend the Annual Meeting in person and request revocation. Attendance at the Annual Meeting will not itself revoke a proxy.

        The presence at the meeting, in person or by proxy, of a majority of the shares of common stock outstanding on April 2, 1997, will constitute a quorum. Each share of common stock entitles its holder to one vote on each matter considered at the meeting. Each nominee for director receiving a plurality of votes cast at the Annual Meeting will be elected as director. Abstentions and broker non-votes will not be treated as a vote for or against a particular director and will not affect the outcome of the election of directors. The affirmative vote of those holding a majority of the common stock represented in person or by proxy and entitled to vote at the Annual Meeting is required to amend the Company's Omnibus Equity Compensation Plan and to ratify the appointment of KPMG Peat Marwick, LLP. Under Oklahoma law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.

                                     ITEM 1
                             ELECTION OF DIRECTORS

        The Board of Directors proposes the election of the six persons identified in the table below to serve as members of the Company's Board of Directors until the 1998 Annual Meeting of Shareholders and until replaced by their successors. The Board believes that each nominee will serve if elected. If any nominee should become unavailable to serve as a director and if the Board should designate a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. Unless authority is withheld, duly executed proxies will be voted for the election of these nominees.

        THE COMPANY RECOMMENDS VOTING "FOR" THE NOMINEES.

BIOGRAPHICAL INFORMATION

        The following table sets forth the name and age of each nominee listed in the enclosed form of proxy, his principal position with the Company, and the year he became a director.

                                            DIRECTOR
              NAME                 AGE       SINCE              POSITION
              ----                 ---       -----              --------
       Charles E. Davidson         44         1995      Chairman of the Board
       Mike Liddell                43         1991      Chief Executive Officer and Director
       Mark Liddell                42         1991      President and Director
       Joel-Andre Ornstein         42         1995      Director
       David A. Rogath             46         1995      Director
       Martin L. Solomon           60         1995      Director

         Charles E. Davidson has been Chairman of the Board of Directors of DLB since Davidson Oil & Gas, Inc. ("Davidson") was merged into the Company in 1995. He served Davidson in the same capacity from its incorporation in 1993 until the merger, and from 1991 until its incorporation managed the operations of its unincorporated predecessor. Since 1994, he has also served as Managing Partner of Wexford Capital Corporation, a private investment firm. From 1984 to 1994, he was a partner in Steinhardt Partners, L.P., a private investment firm. From 1977 to 1984, Mr. Davidson was employed by Goldman, Sachs & Co., last serving as Vice President of corporate bond trading. Mr. Davidson is Chairman of the Board of Resurgence Properties, Inc. and is also a director of Presidio Capital, Inc., both of which are publicly- held real estate companies. He holds a B.A. degree and an M.B.A. degree from the University of California at Los Angeles.

         Mike Liddell has served as Chief Executive Officer of DLB since October 1994, and as a director of DLB since 1991. From 1991 to 1994, Mr. Liddell was President of DLB. From 1979 to 1991, he was President and Chief Executive Officer of DLB Energy Corporation ("DLB Energy"). He received a B.S. degree in education from Oklahoma State University. He is the brother of Mark Liddell.

         Mark Liddell has served as the President of DLB since October 1994, and as a director since 1991. From 1991 to 1994, Mr. Liddell was Vice President of DLB. From 1985 to 1991, he was Vice President of DLB Energy. Mr. Liddell was a director of Davidson from 1993 until its merger with DLB in 1995. From 1991 to May 1995, he served as a director of TGX Corporation, a publicly-held oil and gas company, and, from 1989 to 1990, he served as a director of Kaneb Services, Inc., a publicly-held industrial services and pipeline transportation company. He received a B.S. degree in education and a J.D. degree from the University of Oklahoma. He is the brother of Mike Liddell.

         Joel-Andre Ornstein is a former investment banker with The First Boston Corporation and Dean Witter. He is chairman of Euristates, a U.S. subsidiary of the Euris Group, a $2 billion investment holding company based in Paris, France. Mr. Ornstein is a director of Athletes Foot, Inc. and the Washington Capital Group, and he sits on several investment partnership committees such as The Carlyle Partners II and Landmark Equity Partners II and III funds. Mr. Ornstein received a M.S. degree in management and finance at the Massachusetts Institute of Technology and a Masters degree in business administration at Ecole des Affaires de Paris.

         David A. Rogath is the owner of Chalk and Vermilion Fine Arts, dealers in major 2nd century art works and publishers of limited edition fine art prints and sculpture in the United States. Mr. Rogath has served as President of the Fine Arts Publishers Association since 1989, and also serves on the Advisory Board of the St. Louis Rams. He received his bachelor's degree from Rutgers, and holds J.D. and L.L.M. degrees from New York University.

         Martin L. Solomon has been a private investor since 1990. Between 1985 and 1996, he served as an officer and director of Great Dane Holding Company, a company engaged in the manufacture of over-the-road truck trailers, auto parts manufacturing, leasing of taxi cabs and property and casualty insurance. Mr. Solomon is a director of XTRA Corporation, one of the world's largest lessors of transportation equipment. Mr. Solomon is a director of Hexcel Corporation, a large manufacturer of composite materials and resins. Mr. Solomon has been a security analyst and portfolio manager at various institutions and partnerships since 1959, including Value Equity, L.P., Steinhardt Partners, L.P. and First City Capital Corporation. Mr. Solomon received a B.A. degree from Cornell University.

SERVICE ON THE BOARD

        Term of Board Service. Mr. Charles E. Davidson has served as Chairman of the Board since the merger of Davidson and the Company immediately before the Company's initial public offering in July 1995. Messrs. Rogath and Solomon joined the Board in August 1995 and Mr. Ornstein joined the Board in September 1995. Messrs. Mike Liddell and Mark Liddell have served on the Board since the Company's formation in 1991.

        Board Meetings and Committees. The Board of Directors held four regular meetings in 1996 with each director in attendance but Messrs. Ornstein and Rogath, each of whom missed one meeting.

         The Board of Directors of DLB has an Audit Committee and a Compensation Committee. The Audit Committee is composed of Martin L. Solomon (chair), Charles E. Davidson and David A. Rogath, all of whom are non-employee directors. The Audit Committee recommends to the whole Board of Directors the selection of independent certified public accountants to audit annually the books and records of DLB, reviews the activities and report of the independent certified public accountants, and reports the results of such review to the whole Board of Directors. The Audit Committee also monitors the internal controls of DLB. It held one meeting in 1996 with all members participating.

         The Compensation Committee is composed of Charles E. Davidson (chair), David A. Rogath and Martin L. Solomon, all of whom are non-employee directors. It provides a general review of DLB's compensation and benefit plans to ensure that the plans meet corporate objectives. In addition, the Compensation Committee reviews the recommendations of the Chief Executive Officer and the President on the (i) compensation of all officers of DLB, (ii) granting of awards under DLB's stock option and other benefit plans and (iii) adopting and changing major Company compensation policies and practices. The Compensation Committee reports its recommendations to the whole Board of Directors for approval. The 1996 Compensation

Committee Report is included in this Proxy Statement. The Compensation Committee held one meeting in 1996 with all members participating.

        The Board has not delegated any of its functions to other standing committees, and thus has not created executive, nominating, or other similar committees.

        Family Relationships. Messrs. Mike Liddell and Mark Liddell are brothers.

         Director Compensation. The Company's non-employee directors (currently Messrs. Davidson, Ornstein, Rogath and Solomon) receive as compensation for their services to the Company a monthly retainer of $1,000, a per meeting fee of $500 (which includes telephonic board meetings and committee meetings not held in conjunction with a board meeting), and reimbursement of all ordinary and necessary expenses incurred in the conduct of the Company's business. Mr. Davidson has foregone the monthly retainer and per meeting fees. Directors and members of committees of the Board of Directors who are employees of the Company are not compensated separately for their Board of Director and committee activities.

         Liability of Directors and Officers and Indemnification. As permitted by the Oklahoma General Corporation Act (the "OGCA"), the Company's Certificate of Incorporation eliminates in certain circumstances the monetary liability of the directors for a breach of their fiduciary duty. These provisions do not eliminate the liability of a director for (i) a breach of the director's duty of loyalty to DLB or its shareholders, (ii) acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability arising under Section 1053 of the OGCA (relating to the declaration of dividends and purchase or redemption of shares in violation of the OGCA) or (iv) any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate the liability of a director for violations of Federal securities laws, nor do they limit the rights of DLB or its shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

         The Bylaws provide that DLB shall indemnify its directors and officers to the fullest extent permitted by the OGCA. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of DLB. The Bylaws and the OGCA further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate of Incorporation, the Bylaws, any agreement, vote of shareholders or disinterested directors or otherwise.

         Shareholder Agreement. Charles E. Davidson, Mike Liddell and Mark Liddell (collectively, the "Controlling Shareholders") have entered into a Shareholder's Agreement (the "Shareholder's Agreement"), under which each of the Controlling Shareholders agreed that he will vote all shares of Common Stock owned by him for the election of the other Controlling Shareholders to the Company's Board of Directors. In addition, if any Controlling Shareholder proposes to sell any of his shares of Common Stock, the other Controlling Shareholders have the right to sell a portion of the shares to be sold in such sale for the same price and on the same terms and conditions as the proposed sale. Certain transfers are excluded from this provision, including shares sold pursuant to Rule 144 and transfers to family members and upon death. The Shareholder's Agreement will terminate May 25, 2005, or earlier in the event of the bankruptcy of the Company or any similar event. Under the Shareholder's Agreement, Mike Liddell and Mark Liddell have the right, upon the death of Charles E. Davidson, to vote all of the shares of

Common Stock then held by Mr. Davidson for the remaining term of the agreement and for a period of three years thereafter.

                                     ITEM 2
                           APPROVAL OF AMENDMENTS TO
                        OMNIBUS EQUITY COMPENSATION PLAN

         The Board of Directors proposes that the shareholders consider and approve an amendment to the Company's Omnibus Equity Compensation Plan (the "Omnibus Plan") increasing the number of shares of Common Stock available for grant thereunder from 325,000 to 650,000 shares. The text of the proposed amendment is set forth in Appendix A to this Proxy Statement. The Omnibus Plan was originally adopted by the Board of Directors and approved by the shareholders on July 24, 1995. It authorizes the Company to grant "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options (non-incentive stock options), awards of restricted stock, stock appreciation rights, and other equity-based awards for up to 325,000 shares of Common Stock. The purpose of the Omnibus Plan is to enable the Company to offer its directors, employees and agents who render services to the Company and its subsidiaries, options to acquire equity interests in the Company and other incentive awards, thereby attracting, retaining and rewarding such persons, and strengthening the mutuality of interests between such persons and the Company's shareholders.

         At present, options to purchase 325,000 shares under the Omnibus Plan are outstanding, and no shares are available for further grants. Subject to shareholder approval, the Board of Directors approved an increase in the number of shares subject to grant due to (i) commitments made to the Chief Executive Officer of Bonray Drilling Corporation in the course of the Company's recent acquisition of Bonray, and (ii) the need to provide equity-based, incentive compensation to management added as a result of the Company's growth. If approved by the shareholders, 325,000 additional shares (an aggregate of 650,000 shares) would be available for future equity-based grants.

        THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS AMENDMENT.

ADMINISTRATION

         The Omnibus Plan is administered and interpreted by the Compensation Committee of the Board (the "Committee"). The Committee has the authority to
(i) make regulations to carry out the Omnibus Plan; (ii) interpret the terms of the Omnibus Plan and any award; and (iii) otherwise supervise the administration of the Omnibus Plan. Any interpretation of the Omnibus Plan or any rule adopted or action taken by the Committee will be final and binding upon all persons in interest.

ELIGIBLE PARTICIPANTS

         All employees of the Company and its subsidiaries are eligible to be granted awards under the Omnibus Plan, except for the Chief Executive Officer and the President. Any director who is also an employee of the Company or a subsidiary is also eligible to receive awards if he or she is not a member of the Compensation Committee. Agents to the Company and its subsidiaries are only eligible to receive awards other than incentive stock options. Agents include persons or entities performing services for or selling goods to the Company or transacting business by or through the Company's name. As of March 15, 1997, ten persons were participating in the Omnibus Plan.

NUMBER OF SHARES SUBJECT TO THE OMNIBUS PLAN

         The maximum number of shares of Common Stock that may be issued under the Omnibus Plan is currently 325,000. The shares may be either authorized and unissued shares or issued shares reacquired by the Company. The aggregate number of shares issuable under the Omnibus Plan and the number of shares subject to awards made under the Omnibus Plan are subject to adjustment in the event of a merger, reorganization, consolidation, recapitalization, dividend (other than a regular cash dividend), stock split, or other change in corporate structure affecting the shares. If any award granted under the Omnibus Plan is forfeited or expires, the shares underlying the award will again be available for use under the Omnibus Plan. Awards issued in substitution for awards made by an acquired company do not reduce the number of shares available under the Omnibus Plan.

TYPES OF AWARDS UNDER THE OMNIBUS PLAN

         Stock Options. The terms of stock options granted under the Omnibus Plan are determined by the Committee. The Committee determines the eligible recipients, option price, the option expiration date, the number of shares underlying the option, any conditions relating to the exercise of the option and such other terms and conditions as the Committee, in its sole discretion, shall determine. The Committee will also specify whether the option is intended to be an incentive stock option ("ISO") under Section 422 of the Code or a non-qualified stock option.

         The option price for ISOs may not be less than the fair market value of the Company's Common Stock on the date of grant. The option price for non-qualified stock options is determined by the Committee at the time of grant. To date, all non-qualified stock options have been granted with an option price equal to the fair market value of the Company's Common Stock on the date of grant, and the Committee does not anticipate any departure from this practice. The option exercise price may be paid (i) in cash, (ii) with Common Stock or exercisable options (duly owned by the participant and free and clear of any liens and encumbrances), based on the fair market value of the Common Stock on the last trading date preceding payment, or (iii) by a combination of cash and shares of Common Stock.

         In the event of a Change of Control (as defined below), all restrictions on outstanding awards will lapse and become fully vested. In the Committee's discretion, all vested awards may be cashed out on bases determined by the Committee. A "Change of Control" means a change of control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of the Securities Exchange Act of 1934; provided that a change of control will be deemed to have occurred if (i) a person, group or entity becomes the beneficial owner of 20% or more of the Company's then outstanding securities (excluding present owners), or (ii) during a consecutive two year period, the individuals composing the Board of Directors at the beginning of such period and new directors nominated or elected by at least three-fourths of the directors cease to be a majority.

         Restricted Stock, SAR's and Other Equity-Based Awards. Although no such awards have been granted and the Committee does not anticipate such grants, the Omnibus Plan authorizes awards of restricted stock, stock appreciation rights, and other equity-based awards. Awards of restricted stock are shares granted to a participant that are forfeited to the Company if the participant ceases to be an employee of the Company or any of its subsidiaries during a restriction period specified by the Committee. The Committee will determine the eligible employees to whom, and the time or times at which, grants of restricted stock will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and the other terms and conditions of the awards. The provisions of the awards need not be the same with respect to each participant, and awards to individual participants need not be the same in subsequent years. Subject to the provisions of the Omnibus Plan, the Committee may provide for the lapse of restrictions in installments and may waive such restrictions, in whole or in part, at any time after the date of the award, based on such factors as the Committee deems appropriate in its sole discretion. During the restricted period, a participant may receive dividends and vote the restricted stock.

         Stock appreciation rights ("SAR's") are awards whose value is based on the appreciation of the underlying Common Stock. SAR's have an exercise price established at date of grant, which is usually the fair market value of the Common Stock. The value to participant is the fair market value of the underlying Common Stock at exercise over the exercise price. Such value may be paid in cash, in Common Stock, or restricted stock. SAR's may be granted in conjunction with stock options (tandem SAR's) or separately (freestanding SAR's). Subject to the provisions of the Omnibus Plan, the Committee may determine eligibility, the number of SAR's to be awarded, the vesting schedule and rights to acceleration thereof, and the other terms and conditions of the awards.

         Equity-based awards are awards whose value is based, in whole or in part, by reference to the value of the Common Stock. Equity-based awards may be issued in conjunction with stock options, restricted stock or SAR's or separately. Subject to the provisions of the Omnibus Plan, the Committee may determine eligibility, the number of equity-based awards to be granted, the vesting schedule and rights to acceleration thereof, and the other terms and conditions of the awards.

FEDERAL TAX CONSEQUENCES

         The Federal income tax discussion set forth below is intended for general information only. State and local income tax consequences are not discussed and may vary from locality to locality.

         Incentive Stock Options. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the option holder or a deduction to the Company. Option holders exercising incentive stock options may become subject to the alternative minimum tax by reason of that exercise.

         If the stock received upon the exercise of an incentive stock option is held for at least two years from the date of grant and at least one year after the date of exercise, any gain or loss recognized upon a later disposition of the stock will be considered long-term capital gain or loss and will be taxable accordingly. If stock received upon exercise of an incentive stock option is disposed of before the holding period requirements described above have been satisfied (a "disqualifying disposition"), the option holder will realize ordinary income, and the Company will be entitled to a deduction, equal in general to the difference between the option price and the value of the stock on the date of exercise. The amount of ordinary income realized on a disqualifying disposition may be limited when the stock is sold for less than its value on the exercise date. Incentive stock options will be treated for tax purposes as non- qualified stock options (see below) to the extent the aggregate value (determined at the time of grant) of the stock for which the options first became exercisable in any calendar year exceeds $100,000.

         Non-Qualified Stock Options. In the case of non-qualified options, no income results upon the grant of the option. When an option holder exercises a non-qualified option, he or she will realize ordinary income, subject to withholding, equal in general to the excess of the then-fair market value of the stock over the option price. The Company will in general be entitled to a deduction equal to the amount of ordinary income realized by the optionee, provided the Company satisfies certain withholding and reporting requirements.

         Restricted Stock. An award of restricted stock will create no immediate tax consequences for the employee or the Company unless the employee makes an election pursuant to Section 83(b) of the Code. The employee will, however, realize ordinary income when restricted stock becomes vested, in an amount equal to the fair market value of the underlying shares of Common Stock on the date of vesting less any consideration paid by the employee for such stock. If the employee makes an election pursuant to Section 83(b) of the Code with respect to a grant of restricted stock, the employee will recognize income at the time the restricted stock is awarded (based upon the value of such stock at the time of award), rather than when the restricted stock becomes vested. The Company will be allowed a business expense deduction for the amount of any taxable income recognized by the employee at the time such income is recognized (assuming the Company complies with applicable reporting requirements).

         Section 162(m) of the Code limits to $1 million the deduction a public corporation may claim with respect to the remuneration paid in any year to any of the corporation's chief executive officer and the other four most highly compensated executive officers. The deduction limitation is subject to a number of exemptions, including for "performance-based" compensation. It is anticipated that options granted under the Omnibus Plan will be eligible for an exemption from the $1 million deduction limitation.

         The foregoing summary is limited to Federal income tax consequences and does not purport to be a complete description of the tax consequences with respect to the Omnibus Plan.

WITHHOLDING

         The Company has the right to reduce the number of shares otherwise deliverable under the Omnibus Plan by an amount that would have a fair market value on such date equal to the amount of all Federal, state and local taxes required to be withheld by the Company, or to deduct the amount of such taxes from any cash payment otherwise to be made to the participant. In connection with such withholding, the Committee may make arrangements that it deems appropriate and consistent with the Omnibus Plan.

                                     ITEM 3
                            RATIFICATION OF AUDITORS

        On the recommendation of the Audit Committee, the Board of Directors appointed KPMG Peat Marwick, LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the year ended December 31, 1997. The Company is advised that no member of KPMG Peat Marwick, LLP, has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Ratification of the Board's appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the Annual Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS RATIFICATION.

        If the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative from KPMG Peat Marwick, LLP, is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement, and will be available to respond to appropriate questions.

                  OTHER INFORMATION ABOUT DIRECTORS, OFFICERS
                            AND CERTAIN SHAREHOLDERS

BENEFICIAL OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of DLB's Common Stock as of March 15, 1997, by (i) each director of DLB, (ii) each named executive officer in the Summary Compensation Table, (iii) each person known or believed by DLB to own beneficially five percent or more of the Common Stock and (iv) all directors and executive officers as a group. Unless indicated otherwise, each person has sole voting and dispositive power with respect to such shares.

                NAME OF SHAREHOLDERS                     BENEFICIAL OWNERSHIP (1)
                 HOLDING 5% OR MORE,            ------------------------------------------
            DIRECTOR OR EXECUTIVE OFFICER         NUMBER OF SHARES            PERCENT
            -----------------------------       --------------------        --------------
Charles E. Davidson                                   7,400,000                  57.0%
Mike Liddell                                          1,527,500 (2)              11.6%
Mark Liddell                                          1,527,500 (3)              11.6%
Joel-Andre Ornstein                                       4,000                   *
David A. Rogath                                         238,600                   1.8%
Martin L. Solomon                                       205,000                   1.6%
Gary C. Hanna                                            22,800 (4)               *
Ronald D. Youtsey                                        18,500 (5)               *
Rick A. Carlson                                          17,250 (6)               *
   All directors and officers                        11,012,633 (7)              81.4%
       as a group (14 persons)

--------------

*     Less than one percent.

    (1) Shares of Common Stock that are not outstanding but that can be acquired by a person upon exercise of an option within 60 days are included in computing the percentage for such person, but are not included in computing the percentage for any other person.

    (2) Includes options for 227,500 shares, which are presently exercisable; excludes options not exercisable within 60 days for 422,500 shares.

    (3) Includes options for 227,500 shares, which are presently exercisable; excludes options not exercisable within 60 days for 422,500 shares.

    (4) Includes options for 19,500 shares, which are presently exercisable; excludes options not exercisable within 60 days for 29,250 shares.

    (5) Includes options for 16,250 shares, which are presently exercisable; excludes options not exercisable within 60 days for 24,375 shares.

    (6) Includes options for 16,250 shares, which are presently exercisable; excludes options not exercisable within 60 days for 24,375 shares.

    (7) Includes options for 559,000 shares, which are presently exercisable; excludes options not exercisable within 60 days for 1,025,375 shares.

         The business address of Charles E. Davidson is 411 West Putnam Avenue, Greenwich, Connecticut 06830. The business address of Mike Liddell and Mark Liddell is 1601 N.W. Expressway, Suite 700, Oklahoma City, Oklahoma 73118.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid or to be paid by the Company or any of its subsidiaries as well as certain other compensation paid or accrued, during the years indicated, to the Chief Executive Officer, President and the three other highest paid executive officers of the Company (the "named executives") for such period in all capacities in which they served.

Summary Compensation Table

                                                                  LONG TERM
                                                                COMPENSATION
                                   ANNUAL COMPENSATION (1)(2)      AWARDS      ALL OTHER
                                   -------------------------    ------------    COMPEN-
         NAME AND                                                               SATION
    PRINCIPAL POSITION      YEAR    SALARY($)    BONUS($)(3)     OPTIONS (#)    ($)(4)
    ------------------      ----   ----------    -----------    ------------   ---------
Mike Liddell, Chief         1996     150,000        50,000           --          14,750
Executive Officer           1995     150,000           --         650,000        17,800
                            1994     127,500           --            --          12,670

Mark Liddell, President     1996     150,000        50,000           --          14,750
                            1995     150,000           --         650,000        17,800
                            1994     127,500           --            --          12,670

Gary C. Hanna, Executive    1996     125,000        38,582           --          12,760
Vice President and Chief    1995     125,000        25,480         48,750        11,965
Operating Officer (5)       1994      82,400       105,320           --           8,165

Ronald D. Youtsey, Senior   1996     125,000        43,412           --          12,292
Vice President and Chief    1995     125,000        38,125         40,625        11,965
Financial Officer           1994     100,000        20,975           --          10,035

Rick A. Carlson, Vice       1996      75,000        93,674           --           7,656
President of Exploration    1995      75,000       115,425         40,625         8,940
                            1994      46,650       122,430           --           4,585

--------------

    (1) Amounts shown include cash and non-cash compensation earned and received by the named executives as well as amounts earned but deferred at their election.

    (2) The Company provides various perquisites to certain employees including the named executives. In each case, the aggregate value of the perquisites provided to a named executive did not exceed 10% of such named executive's annual salary and bonus.

    (3) The 1996 bonus amounts reflect year end, cash bonuses of $50,000 each to Messrs. Mike Liddell and Mark Liddell, $30,000 each to Messrs. Hanna and Youtsey, and $8,000 to Mr. Carlson. The balance of the 1996 bonus amounts and the 1994 and 1995 bonus amounts reflect interests awarded under an earlier incentive program, which was based on the level of exploration and acquisition activity and funded by oil and gas revenues. That program was replaced by the Omnibus Equity Compensation Plan in 1995, and no interests have been awarded since 1995.

    (4) The 1996 and 1995 amounts shown under this column represent the Company's contributions to a 401K plan and a money purchase pension plan on behalf of the named executives and, as to

         Messrs. Mike Liddell and Mark Liddell, premium costs under life insurance policies paid pursuant to their employment contracts.

    (5)  Mr. Hanna was first employed by the Company in 1994.

Year-End Stock Option Value Table

         The following table sets forth the number and value of unexercised options held by named executives as of December 31, 1996. No options were exercised in 1996.

                              NUMBER OF SHARES UNDERLYING       VALUE OF UNEXERCISED IN-THE-MONEY
                          UNEXERCISED OPTIONS AT 12/31/96 (#)        OPTIONS AT 12/31/96 ($)*
                          -----------------------------------   ---------------------------------
                NAME        EXERCISABLE       UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
                ----        -----------       -------------      -----------      -------------
   Mike Liddell              162,500            487,500             162,500           487,500
   Mark Liddell              162,500            487,500             162,500           487,500
   Gary C. Hanna               9,750             39,000               9,750            39,000
   Ronald D. Youtsey           8,125             32,000               8,125            32,000
   Rick A. Carlson             8,125             32,000               8,125            32,000

--------------

   * Based upon the last reported sale price of the Company's common stock of $11.00, as reported by the Nasdaq National Market on December 31, 1996.

Compensation Committee Report

         The Compensation Committee is responsible for developing, implementing and administering the Company's management compensation programs. It provides a general review of DLB's compensation and benefit plans to ensure that the plans meet corporate objectives. In addition, it will review the recommendations of the Chief Executive Officer and the President regarding the
(i) compensation of all officers of DLB, (ii) granting of awards under DLB's stock option and other benefit plans, and (iii) adopting and changing major Company compensation policies and practices. Its members are directors employed outside the Company.

         The Company's management compensation programs are designed to attract and retain capable personnel, and to motivate them primarily through equity-based, incentive rewards whose value is linked to the Company's long-term growth and stock price appreciation. These programs have two components: (i) base salary and bonuses, and (ii) equity-based incentives that reward management for stock price appreciation and align management and shareholder interests. The Company does not emphasize cash bonus incentives, believing that an emphasis on such payments tends to elevate short- term performance over long-term growth and fail to align management and shareholder interests.

         Base Salaries and Bonuses. While the Committee understands that base salaries and bonuses must remain in a competitive range to retain capable management, it has adopted a philosophy of establishing conservative base salaries and bonuses and more substantial equity-based incentive awards. In fixing base salary levels, the Committee begins with recommended levels from the Chief Executive Officer and the President (whose base salaries are fixed by contracts). The Committee reviews these recommendations by applying a subjective mix of the Company's performance, the executive's experience and contributions, and the levels of compensation received by similarly situated executives at comparable companies. The salaries of the Chief Operating Officer and the Vice Presidents are evaluated in relationship to the base salaries of the CEO and President and to their respective levels of responsibility and contributions to the Company.
The Committee's beliefs regarding base salary levels are based on the collective knowledge of the Committee members and not on formal compensation surveys, which the Committee regards as an unnecessary expense. The Committee does not expect significant increases in 1997 in the levels of base salary compensation. From time to time, the Company has paid year end cash bonuses to its personnel (including upper-level management) and did so in 1996. The Committee regards such cash bonuses as important to employee moral and loyalty, but a relatively minor element in the incentive compensation paid to upper level management.

         Equity-Based Incentives. The Company implemented equity-based incentive compensation plans in 1995 upon completion of its initial public offering. These plans replaced an earlier incentive program based on the level of exploration and acquisition activity and funded by oil and gas revenues.
The plans provide long-term management incentives for stock price appreciation and align management and shareholder interests. The plans comprise (i) an Omnibus Equity Compensation Plan (the "Omnibus Plan"), under which stock options were granted to senior management, and (ii) a Stock Option Plan, under which stock options were granted to the Chief Executive Officer and President.

         The Omnibus Plan covers 325,000 shares of common stock (approximately 2.4% of the outstanding common stock). Options for all 325,000 shares were granted to senior management (nine persons) upon completion of the Company's initial public offering. Such options have an exercise price of $10 per share, vest over a five year period in equal annual installments, and have ten year terms.

         These stock option grants are designed to align the long-term interests of the Company's management with the interests of its shareholders by directly linking compensation to shareholder return, as well as by enabling management to develop and maintain a significant, long-term equity ownership position in the Company. The Company granted options for all available shares to achieve an immediate and significant alignment of management and shareholder interests and to replace, in comparable incentive amounts, a cash incentive program based on the level of exploration and acquisition activities. No further options or other awards may be granted under the Omnibus Plan unless it is amended by a vote of the shareholders. Based on the considerations discussed below, the Committee has recommended such an amendment.

         Proposed Amendment of the Omnibus Plan. The Committee has recommended to the Board of Directors an increase in the number of shares available for the grant of options or other equity-based, incentive awards under the existing Omnibus Plan. No shares are presently available under the Omnibus Plan. Two needs underlie the Committee's recommendation. In the course of the Company's recent acquisition of Bonray Drilling Corporation, the Company agreed to grant stock options covering 48,750 shares of DLB Common Stock to Bonray's chief executive officer. An amendment is needed to meet this commitment. In addition, the Company needs to provide equity-based, incentive compensation to management added as a result of the Company's growth. In the past twelve months, the Company's acquisitions have nearly doubled its size. The Company has added new management to meet the demands of these acquisitions, and must make incentive compensation available to these people if the Company is to fulfill its objectives of promoting long-term growth and aligning shareholder and management interests.

         410(k) Plan/Money Purchase Pension Plan. To further its objective of attracting and retaining competent personnel, the Company has adopted a 401(k) profit sharing plan and a money purchase pension plan to provide retirement benefits for its employees, including senior management. The Company's 401(k) profit sharing plan permits eligible employees to defer receipt of up to 10% of their compensation (subject to certain limitations imposed by tax law), and permits the Company to match some or all of the deferral. The Company is not obligated to match the employees' contributions. Under its money purchase pension plan, the Company contributes 8.3% of the eligible employees' compensation (up to maximum amounts allowed by tax law). The money purchase pension plan does not permit employee contributions. The Committee believes these plans are appropriate for the Company and does not expect significant changes in its retirement benefits.

         Compensation of Chief Executive Officer and President. The base salaries of the Chief Executive Officer and the President are fixed under employment contracts entered upon the Company's initial public offering. Annual base salary under each contract is $150,000 per year, subject only to cost-of-living increases. Cash bonuses of $50,000 each were awarded to the Chief Executive Officer and the President in 1996. No cash bonus awards were made in 1995 or 1994. The Committee believes that the base salary and cash bonus levels are comparable to or less than the base salary levels of chief executives at comparable companies, and notes that the base salary levels are locked in for the contract term of five years (subject to cost-of-living adjustments).

         The Chief Executive Officer and the President each own over ten percent of the Company's common stock, a level of ownership that is relatively high in comparison to executive stock ownership both in comparable independent oil and gas companies and in publicly held companies generally. The Chief Executive Officer and the President were also granted stock options covering 650,000 shares each (approximately 4.8% of the outstanding common stock) at the time of the Company's initial public offering. Such ownership, the size of the stock options, and the relatively low base salary and cash bonus levels recognize the emphasis that the Company and its principals place on long-term growth and stock price appreciation.

         The Compensation Committee does not anticipate base salary increases during the employment contract term (except for cost-of-living adjustments) or further grants of stock options or other equity-based compensation awards. The Chief Executive Officer and the President are precluded from participating under the Company's Omnibus Equity Compensation Plan.

         Compensation Committee Interlocks and Insider Participation. No member of the Committee is a former or current officer or employee of the Company and no employee of the Company serves or has served on the compensation committee (or board of directors of a corporation lacking a compensation committee) of a corporation employing a member of this Committee.





Dated:  March 26, 1997             Compensation Committee of DLB Oil & Gas, Inc.

                                               Mr. Charles E. Davidson, Chairman
                                                             Mr. David A. Rogath
                                                           Mr. Martin L. Solomon


Employment Contracts

        The Company has employment contracts with its Chief Executive Officer, Mike Liddell, and its President, Mark Liddell. Each contract provides for an initial five year term, with automatic one year extensions thereafter unless terminated by either party at least 60 days' prior to the expiration of the then current term. Annual compensation under each contract is $150,000 per year, subject to annual cost-of-living increases.
Mike Liddell and Mark Liddell are also entitled to participate in employee benefit programs, such as the Company's 401(k) Plan, Money Purchase Pension Plan and health and incentive bonus plans. They did not participate in the oil and gas compensation pools (now discontinued) and are not entitled to participate in the Omnibus Plan. The Company has agreed to pay the premiums on a five year, level term life insurance policy with a face value of $2.0 million for each of them. Each contract provides that the employee may be terminated with or without cause. The employee may be terminated for cause upon the (i) voluntary or involuntary dissolution of the Company, (ii) voluntary or involuntary liquidation or winding-up of the Company, (iii) death or disability of the employee, (iv) conviction of the employee of a felony or other crime involving moral turpitude, (v) refusal of the employee to perform his duties or
(vi) employee's bankruptcy or assignment for the benefit of creditors. The Company may terminate the employee without cause upon 60 days' written notice. Upon termination without cause, the employee will be entitled to receive 12 months' base salary and an assignment of all right, title and interest in the life insurance policy maintained by the Company. All of the stock options granted to the employee will also become immediately exercisable.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons beneficially owning more than 10% of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and with the Company.

         Based solely on a review of the reports sent to the Company and written responses from the executive officers and directors, the Company believes that each of its directors and executive officers met his Section 16(a) filing obligations, except Mr. David A. Rogath, who failed to timely report the purchase of 1,000 shares, which he bought in November 1995.

CERTAIN TRANSACTIONS

         Atoka Management Co. ("Atoka") sold $3.8 million of drilling pipe and other oilfield equipment to the Company during 1996. The transactions were settled on normal industry terms. Dan Noles, the owner of Atoka, is the brother-in- law of Mike Liddell and Mark Liddell. The Company believes that the prices paid to Atoka for products were at or below prices charged by other vendors, which prices are periodically surveyed by the Company.

         During 1996, the Company and Wexford Management LLC, on behalf of certain of its affiliated funds ("Wexford"), entered into an oral agreement to acquire the debt securities of and secured claims against WRT Energy Corporation ("WRT Energy"), a Louisiana-based oil and gas company which commenced a voluntary reorganization under Chapter 11 of the United States Bankruptcy Code in February 1996. Charles E. Davidson, the Chairman of the Company, is the managing member of Wexford Capital LLC, the manager of the Wexford affiliated funds. Pursuant to such agreement, the Company and Wexford acquired an aggregate of approximately $34.3 million principal face amount of senior notes of, and, through a jointly-owned entity, approximately $4.7 million aggregate amount of asserted secured claims against, WRT Energy. Pursuant to their agreement, the Company's interest in, and related funding obligation with respect to, the secured claims was 75% of all such secured claims purchased, while its interest in, and related funding obligation with respect to, the notes ranged from 50% to 75% of the notes purchased. Aggregate payments by the Company for secured claims and notes were approximately $7.9 million.

         The Company, Wexford and WRT Energy have filed with the bankruptcy court a joint plan of reorganization for WRT Energy (the "WRT Plan"), which provides, among other things, for an exchange of the notes and secured claims for common stock in the reorganized WRT Energy. In addition, the Company, Wexford and WRT Energy have entered into a Commitment Agreement dated as of January 20, 1997 (the "Commitment Agreement") pursuant to which the Company and Wexford, among other things, have jointly and severally agreed to subscribe for and purchase on the effective date of the WRT Plan (the "Effective Date") (i) their pro rata share of the 3.8 million shares of common stock of the reorganized WRT Energy to be offered to holders of certain unsecured claims against WRT Energy , including the senior notes of WRT Energy, at a purchase price of $3.50 per share (the "Rights Offering") and (ii) all the remaining shares of common stock of the reorganized WRT Energy not purchased by the other holders of such unsecured claims in the Rights Offering. Under the terms of the WRT Plan and the Commitment Agreement, the Company and Wexford would together hold between approximately 56% and 68% of the common stock of the reorganized WRT Energy on the Effective Date. The potential share ownership above 56% primarily reflects shares of common stock that the Company and Wexford may become obligated to purchase in the Rights Offering over and above
their respective pro rata shares.   It is currently contemplated that the
Company and Wexford will purchase shares in the Rights Offering based on their respective ownership interests in the senior notes owned by them. If the shares are purchased on this basis, the Company would own between approximately 46% and 55% of the outstanding common stock of the reorganized WRT Energy on the Effective Date, which is projected to be on or about July 1, 1997.
Pursuant to the Commitment Agreement, the reasonable out-of-pocket expenses incurred by the Company and Wexford (including the reasonable fees and expenses of their counsel and other advisors) in connection with the preparation, negotiation and consummation of the Commitment Agreement, the WRT Plan and certain related documents and transactions shall be reimbursed by WRT Energy up to a maximum aggregate amount of $1.5 million. Any excess expenses jointly incurred, if not otherwise approved by the bankruptcy court, will be allocated between the Company and Wexford based on their respective ownership interest in the senior notes. Except as may arise in connection with the sharing of expenses as described in the preceding sentence, the Company has not paid, and is not obligated to pay, any fees or other compensation to Wexford in connection with the WRT Plan, the Commitment Agreement or the transactions contemplated thereby.

         The Board of Directors of DLB has adopted a policy whereby all transactions or loans between DLB and its directors, officers, principal shareholders or affiliates must be approved by a majority of DLB's disinterested directors and must be on terms which, on the whole, are no less favorable than those that may be obtained from unaffiliated parties.

PERFORMANCE GRAPH

     The following graph compares the market values of the Company's common stock to the Nasdaq Market Index and a group of companies selected by the Company and with whom the Company competes (the "Peer Group"). The graph assumes an investment of $100 on July 25, 1995 (the date of the Company's initial public offering) and that all dividends were reinvested and are weighted on a market capitalization basis. Given the brief comparative periods, the results shown on the graph may not necessarily be indicative of long-term results.

               GRAPH DOLLAR VALUES      7/25/95  12/31/95   12/31/96  3/14/97
         ---------------------------   --------- --------   --------  --------
         DLB Oil & Gas, Inc.              100      96.25     110.00   141.25
         Nasdaq Market Index              100     102.74     127.67   129.57
         Peer Group                       100     110.61     195.82   163.97

         The Peer Group is composed of Clayton Williams Energy, Inc., HS Resources Inc., Hugoton Energy Corp., National Energy Group, Inc., Patterson Energy, Inc., PetroCorp Incorporated, St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Co., Texas Meridian Resources Corporation and Unit Corp. National Energy Group, Inc. was added to the Peer Group as the successor by merger to Alexander Energy Corporation, a company included in last year's group. Also added were Patterson Energy, Inc. and Unit Corp., both of which combine oil and gas exploration and development with drilling rig operations as does the Company since its acquisition of Bonray Drilling Corporation. Barrett Resources Corporation was deleted because its capitalization had ceased to be comparable to the capitalization of the Company and the rest of the peer group. Newfield Exploration Company was deleted because its concentration upon offshore exploration was increasingly less comparable to the Company's onshore exploration and development and drilling rig operations. Pursuant to SEC rules, this section of the Proxy Statement is not deemed "filed" with the SEC and is not incorporated by reference into the Company's Annual Report on Form 10-K.

                   OTHER INFORMATION ABOUT THE ANNUAL MEETING

OTHER MATTERS COMING BEFORE THE MEETING

        As of the date of this Proxy Statement, the Company knows of no business to come before the meeting other than that referred to above. The Company's rules of conduct for the annual meeting prohibit the introduction of substantive matters not previously presented to the shareholders in a proxy statement. As to other business, such as procedural matters, that may come before the meeting, the person or persons holding proxies will vote those proxies in the manner they believe to be in the best interests of the Company and its shareholders.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

        Any shareholder who wishes to present a proposal at the Company's 1998 Annual Meeting of Shareholders must deliver such proposal to the Secretary of the Company by January

21, 1998, for inclusion in the Company's proxy, notice of meeting, and proxy statement for the 1998 Annual Meeting.

ADDITIONAL INFORMATION

        The Company will bear the cost of soliciting proxies. Officers and regular employees of the Company may solicit proxies by further mailings, personal conversations, or by telephone, facsimile or other electronic transmission. They will do so without compensation other than their regular compensation. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

        THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST ADDRESSED TO MR. RONALD D. YOUTSEY, SECRETARY, DLB OIL & GAS, INC., 1601 N.W. EXPRESSWAY, SUITE 700, OKLAHOMA CITY, OKLAHOMA 73118. SHAREHOLDERS REQUESTING EXHIBITS TO THE FORM 10-K WILL BE PROVIDED THE SAME UPON PAYMENT OF REPRODUCTION EXPENSES.

                                            By Order of the Board of Directors

                                                 /s/ RONALD D. YOUTSEY

                                                    Ronald D. Youtsey
                                                        Secretary

April 8, 1997

                                   APPENDIX A
              DLB OIL & GAS, INC. OMNIBUS EQUITY COMPENSATION PLAN
                               FORM OF AMENDMENT



  5.  Shares Subject to Grant.

        Subject to the adjustments as provided below in this Section and in
Section 10, the Company may grant Awards covering no more than 650,000 shares of Common Stock Any shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for grants under the Plan. Any shares issued pursuant to this Section of the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares of the Common Stock. If any shares necessary to an Award are forfeited or the Award otherwise terminates without the issuance of shares, the shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan.

DLB OIL & GAS, INC.
1601 N.W. Expressway, Suite 700
Oklahoma City, Oklahoma  73118


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Charles E. Davidson, Mike Liddell and Mark Liddell as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of DLB Oil & Gas, Inc. held of record by the undersigned on April 2, 1997, at the Annual Meeting of Shareholders to be held on May 21, 1997, or any adjournment thereof.


1. ELECTION OF DIRECTORS                       FOR all nominees listed below                             WITHHOLD AUTHORITY
                                         (except as marked to the contrary below)              to vote for all nominees listed below


   (INSTRUCTION:  To withhold authority to vote for any individual nominee strike through the nominee's name below.)

      Charles E. Davidson, Mark Liddell, Mike Liddell, Joel-Andre Ornstein
                     David A. Rogath and Martin L. Solomon

2. APPROVAL OF AMENDMENT TO OMNIBUS EQUITY COMPENSATION PLAN.

               FOR                 AGAINST                ABSTAIN


2. RATIFICATION OF KPMG PEAT MARWICK, LLP, AS INDEPENDENT AUDITORS FOR 1997.

               FOR                 AGAINST                ABSTAIN


                                    (over)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, FOR APPROVAL OF THE AMENDMENT TO THE OMNIBUS EQUITY COMPENSATION PLAN, AND FOR RATIFICATION OF THE INDEPENDENT AUDITORS.

         Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                              DATED:                               , 1997
                                    -------------------------------

                              --------------------------------------------
                              (Signature)

                              --------------------------------------------
                              (Signature if held jointly)

                              Please mark, sign, date and return this Proxy Card promptly using the enclosed envelope.